Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP PROVIDES UPDATE ON FINANCING

New York, NY, June 13, 2016 -- Hampshire Group, Limited (OTC Markets: HAMP) (“Hampshire” or “the Company”), updating its May 23, 2016 SEC filing on Form 8-K regarding its credit agreement, today announced that the Company to date has not secured a new credit facility to replace its previous agreement with its lender. Additionally, the Company’s lender has declined to extend the forbearance and maturity date beyond June 3, 2016; accordingly, Hampshire currently is in default of the credit agreement.

Hampshire continues to explore various alternatives, including an orderly wind down of its operations. Management plans to provide further updates on Hampshire’s situation as new information becomes available.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: there is doubt about our ability to continue as a going concern due to the June 3, 2016 maturity date of our credit facility, potentially insufficient liquidity, our history of losses, our stockholders’ deficit and our auditor issuing a going concern opinion for the year ended December 31, 2014.

Company Contact: Benjamin C. Yogel Lead Director Hampshire Group byogel@mrccapital.com (561) 409-0890	Investor Contact: Fred Buonocore Senior Vice President The Equity Group Inc. fbuonocore@equityny.com (212) 836-9607